EZCORP RESTATEMENT TO INCLUDE FISCAL 2012 AND 2013
AUSTIN, Texas (October 20, 2015) - EZCORP, Inc. (Nasdaq: EZPW) announced that its previously announced financial statement restatement will include fiscal 2012 and fiscal 2013. On July 17, 2015, the company announced that it will restate its financial statements for fiscal 2014 and the first quarter of fiscal 2015 to correct the accounting treatment of certain structured asset sales completed by its Grupo Finmart division during those periods. The company also stated at that time that it was continuing to evaluate other accounting issues related to its Grupo Finmart loan portfolio and, based on the outcome of that review, may determine that financial statements for periods prior to fiscal 2014 should also be restated.
The company has now substantially completed its review of the accounting issues and has determined that the previously issued financial statements for fiscal 2012 and fiscal 2013 (including the quarterly periods within those years, other than the first quarter of fiscal 2012) should be restated to adjust the interest revenue and bad debt reserves associated with the Grupo Finmart loan portfolio. The decision to restate the financial statements for fiscal 2012 and fiscal 2013 was made by the company's board of directors, upon the recommendation of management and the audit committee and in consultation with the company’s independent registered public accounting firms.
The restatement adjustments will correct certain errors relating to the accrued interest revenue and bad debt reserves associated with “non-performing” loans. The inclusion of fiscal 2012 and 2013 in the restatement will result in a consistent interest income recognition and bad debt reserve methodology being applied across all periods since the company began consolidation of Grupo Finmart in the second quarter of fiscal 2012.
The company currently expects that the aggregate restatement adjustments (including those attributable to the review of the asset sales and those attributable to the non-performing loan review, as well as certain other immaterial adjustments identified during the restatement process) will result in the following reductions to pre-tax income:

Period	Estimated Range of Reduction in Pre-Tax Income (in millions)
Fiscal 2012	$12 to $18
Fiscal 2013	$22 to $25
Fiscal 2014	$48 to $53
Fiscal 2015 (first quarter)	$9 to $13

A significant portion of the restatement adjustments reflects the timing of income recognition, such that negative adjustments in past periods are expected to result in positive adjustments in subsequent periods. The restatement is expected to have no cash impact.
As previously disclosed, The Nasdaq Stock Market has granted the company an exception to the listing requirements regarding the timely filing of periodic reports subject to the condition that, on or before November 9, 2015, the company must have filed all delinquent SEC filings as required by the Nasdaq listing rules. The Company continues to believe that it will be able to regain compliance within the timeframe allowed by that exception. The company also expects to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2015 on or before the due date of December 14, 2015.
Additional information about these matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission contemporaneous with the issuance of this release.

About EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico and consumer loans in Mexico. At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the expected impact and timing of the restatement. The final amounts and the detailed presentation of the restatement will be included in the company’s upcoming filings after it has completed the work on the restatement, the company’s independent registered public accounting firms have completed their review, and the company’s audit committee has completed its final review. There can be no assurance that this information will not change, possibly materially, before the company files the restated financial statements.
These and other forward-looking statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including the risk that additional information may arise as a result of the company’s internal review, the preparation of the restated financial statements or other subsequent events that would require the company to make additional adjustments. For a discussion of a variety of risk factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Mark Trinske
Vice President, Investor Relations
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com